DISTRIBUTION AGREEMENT

THIS AGREEMENT is made as of May 26, 2015, between Pacer Funds Trust, a Delaware statutory trust (the “Fund”), and Pacer Financial, Inc. Distributor, a Pennsylvania corporation (“PFI”).

WHEREAS, the Fund is an open-end non-diversified investment company offering a number of portfolios of securities, each investing primarily in equity securities selected to reflect the performance of a particular market index, having filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form N-1A under the Securities Act of 1933, as amended (the “1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”);

               WHEREAS, PFI is registered as a broker-dealer under the Securities Exchange Act of 1934 (the “1934 Act”) and a member of the Financial Industry Regulatory Authority (“FINRA”);

WHEREAS, the Fund intends to create and redeem shares of beneficial interest, no par value per Share (the “Shares”) of each portfolio on a continuous basis at their net asset value only in aggregations constituting a Creation Unit, as such term is defined in the registration statement;

WHEREAS, the Fund desires to retain PFI to act as the distributor with respect to the issuance and distribution of Creation Units of Shares of each portfolio, hold itself available to receive and process orders for such Creation Units in the manner set forth in the Fund’s prospectus; and

WHEREAS, PFI desires to provide the services described herein to the Fund.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties agree as follows.

1.	PFI Appointment and Duties.

(a)
The Fund hereby appoints PFI as the exclusive distributor for Creation Unit aggregations of Shares of each portfolio listed in Appendix A hereto, as may be amended from time to time, and to perform the duties that are set forth in Appendix B hereto as amended from time to time, upon the terms and conditions hereinafter set forth. PFI hereby accepts such appointment and agrees to furnish such specified services.  PFI shall for all purposes be deemed to be an independent contractor and shall, except as otherwise expressly authorized in this Agreement, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

(b)
PFI may employ or associate itself with a person or persons or organizations as PFI believes to be desirable in the performance of its duties hereunder; provided that, in such event, the compensation of such person or persons or organizations shall be paid by and be the sole responsibility of PFI, and the Fund shall bear no cost or obligation with respect thereto; and provided further that PFI shall not be relieved of any of its obligations under this Agreement in such event and shall be responsible for all acts of any such person or persons or organizations taken in furtherance of this Agreement to the same extent it would be for its own acts.

2.	PFI Compensation; Expenses.

(a)
PFI will bear all expenses in connection with the performance of its services under this Agreement, except as otherwise provided herein.  PFI will not bear any of the costs of Fund personnel.  Other Fund expenses incurred shall be borne by the Fund or the Fund’s investment adviser, including, but not limited to, initial organization and offering expenses; the blue sky registration and qualification of Shares for sale in the various states in which the officers of the Fund shall determine it advisable to qualify such Shares for sale (including registering the Fund as a broker or dealer or any officer of the Fund as agent or salesman in any state); litigation expenses; taxes; costs of preferred shares; expenses of conducting repurchase offers for the purpose of repurchasing Fund shares; administration, transfer agency, and custodial expenses; interest; Fund or trustees’ fees; brokerage fees and commissions; state and federal registration fees; advisory fees; insurance premiums; fidelity bond premiums; Fund and investment advisory related legal expenses; costs of maintenance of Fund existence; printing and delivery of materials in connection with meetings of the Fund’s trustees; printing and mailing of shareholder reports, prospectuses, statements of additional information, other offering documents and supplements, proxy materials, and other communications to shareholders; securities pricing data and expenses in connection with electronic filings with the Securities and Exchange Commission (the “SEC”).

3.
Documents.  The Fund has furnished or will furnish, upon request, PFI with copies of the Fund’s Declaration of Trust, advisory agreement, custodian agreement, transfer agency agreement, administration agreement, current prospectus, statement of additional information, periodic Fund reports, and all forms relating to any plan, program or service offered by the Fund. The Fund shall furnish, within a reasonable time period, to PFI a copy of any amendment or supplement to any of the above-mentioned documents. Upon request, the Fund shall furnish promptly to PFI any additional documents necessary or advisable to perform its functions hereunder. As used in this Agreement the terms “registration statement,” “prospectus” and “statement of additional information” shall mean any registration statement, prospectus and statement of additional information filed by the Fund with the SEC and any amendments and supplements thereto that are filed with the SEC.

4.
Insurance.  PFI agrees to maintain fidelity bond and liability insurance coverages which are, in scope and amount, consistent with coverages customary for distribution activities relating to the Fund.  PFI shall notify the Fund upon receipt of any notice of material, adverse change in the terms or provisions of its insurance coverage. Such notification shall include the date of change and the reason or reasons therefore. PFI shall notify the Fund of any material claims against it, whether or not covered by insurance, and shall notify the Fund from time to time as may be appropriate of the total outstanding claims made by it under its insurance coverage.

5.	Right to Receive Advice.

(a)
Advice of the Fund and Service Providers.  If PFI is in doubt as to any action it should or should not take, PFI may request directions, advice, or instructions from the Fund or, as applicable, the Fund’s investment adviser, custodian, or other service providers.

(b)
Advice of Counsel.  If PFI is in doubt as to any question of law pertaining to any action it should or should not take, PFI may request advice from counsel of its own choosing (who may be counsel for the Fund, the Fund’s investment adviser, or PFI, at the option of PFI).

(c)
Conflicting Advice.  In the event of a conflict between directions, advice or instructions PFI receives from the Fund or any service provider and the advice PFI receives from counsel, PFI may in its sole discretion and subject to Section 6 of this Agreement rely upon and follow the advice of counsel.  PFI will provide the Fund with prior written notice of its intent to follow advice of counsel that is materially inconsistent with directions, advice or instructions from the Fund.  Upon request, PFI will provide the Fund with a copy of such advice of counsel.

6.	Standard of Care; Limitation of Liability; Indemnification.

(a) PFI shall be obligated to act in good faith and to exercise commercially reasonable care and diligence in the performance of its duties under this Agreement.

(b)
In the absence of willful misfeasance, bad faith, negligence, or reckless disregard by PFI in the performance of its duties, obligations, or responsibilities set forth in this Agreement, PFI and its affiliates, including their respective officers, directors, agents, and employees, shall not be liable for, and the Fund agrees to indemnify, defend and hold harmless such persons from, all taxes, charges, expenses, assessments, claims, and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from the following:

(i)	the inaccuracy of factual information furnished to PFI by the Fund or the Fund’s investment adviser, custodians, or other service providers;

(ii)
any untrue statement of a material fact or omission of a material fact required to  be stated or necessary in order to make the statements not misleading under the 1933 Act, the 1940 Act, or any other statute or the common law, in any registration statement, prospectus, statement of additional information, shareholder report, or other information filed or made public by the Fund (as amended from time to time), except to the extent the statement or omission was made in reliance upon, and in conformity with, information furnished to the Fund by or on behalf of PFI and its affiliates, including their respective officers, directors, agents, and employees;

		(iii)	any error of judgment or mistake of law made by the Fund or for any loss suffered by the Fund in connection with the matters to which this Agreement relates;

(iv)
losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation, acts of God, action or inaction of civil or military authority, war, terrorism, riot, fire, flood, sabotage, labor disputes, elements of nature, or non-performance by a third party;

		(v)	PFI’ reliance on any instruction, direction, notice, instrument or other information that PFI reasonably believes to be genuine;

		(vi)	loss of data or service interruptions caused by equipment failure; or

		(vii)	any other action or omission to act which PFI takes in connection with the provision of services to the Fund.

(c)
PFI shall indemnify and hold harmless the Fund, the Fund’s investment adviser and their respective officers, trustees, directors, agents, and employees from and against any and all taxes, charges, expenses, assessments, claims, and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from PFI’ willful misfeasance, bad faith, negligence, or reckless disregard in the performance of its duties, obligations, or responsibilities set forth in this Agreement.

(d)
Notwithstanding anything in this Agreement to the contrary, neither party shall be liable under this Agreement to the other party hereto for any punitive, consequential, special or indirect losses or damages.  Any indemnification payable by a party to this Agreement shall be net of insurance maintained by the indemnified party as of the time the claim giving rise to indemnity hereunder is alleged to have arisen to the extent it covers such claim.

7.
Activities of PFI.  The services of PFI under this Agreement are not to be deemed exclusive, and PFI shall be free to render similar services to others.  The Fund recognizes that from time to time directors, officers and employees of PFI may serve as directors, officers and employees of other corporations or businesses (including other investment companies) and that such other corporations and businesses may include PFI as part of their name and that PFI or its affiliates may enter into distribution agreements or other agreements with such other corporations and businesses.

8.
Accounts and Records. The accounts and records maintained by PFI shall be the property of the Fund.  PFI shall prepare, maintain and preserve such accounts and records as required by the 1940 Act and other applicable securities laws, rules and regulations.  PFI shall surrender such accounts and records to the Fund, in the form in which such accounts and records have been maintained or preserved, promptly upon receipt of instructions from the Fund.  The Fund shall have access to such accounts and records at all times during PFI’ normal business hours.  Upon the reasonable request of the Fund, copies of any such books and records shall be provided by PFI to the Fund at the Fund’s expense.  PFI shall assist the Fund, the Fund’s independent auditors, or, upon approval of the Fund, any regulatory body, in any requested review of the Fund’s accounts and records, and reports by PFI or its independent accountants concerning its accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request.  PFI or its undersigned as defined by Rule 17a-4 of the Securities and Exchange Act (the “Exchange Act”), shall have access to all electronic communications, including password access to the system storing the electronic communications, of registered representatives of PFI that are associated with the Fund and are required to be maintained under Rule 17a-4 of the Exchange Act and FINRA Rules 3110 and 3010.  Electronic storage media maintained by the Fund will comply with Rule 17a-4 of the Exchange Act.

9.
Confidential and Proprietary Information.  PFI agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all records and information relative to the Fund and its current and former shareholders and other information germane thereto, as confidential and as proprietary information of the Fund and not to use, sell, transfer, or divulge such information or records to any person for any purpose other than performance of its duties hereunder, except after prior notification to and approval in writing from the Fund, which approval shall not be unreasonably withheld.  Approval may not be withheld where PFI may be exposed to civil, regulatory, or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when requested by the Fund.  When requested to divulge such information by duly constituted authorities, PFI shall use reasonable commercial efforts to request confidential treatment of such information.  PFI shall have in place and maintain physical, electronic, and procedural safeguards reasonably designed to protect the security, confidentiality, and integrity of, and to prevent unauthorized access to or use of records and information relating to the Fund and its current and former shareholders.

10.
Compliance with Rules and Regulations.  PFI shall comply (and to the extent PFI takes or is required to take action on behalf of the Fund hereunder shall cause the Fund to comply) with all applicable requirements of the 1940 Act and other applicable laws, rules, regulations, orders and code of ethics, as well as all investment restrictions, policies and procedures adopted by the Fund of which PFI has knowledge (it being understood that PFI is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Fund’s public filings or otherwise provided to PFI).  Except as set out in this Agreement, PFI assumes no responsibility for such compliance by the Fund.  PFI shall maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided, and shall provide to the Fund a certification to such effect no less than annually or as otherwise reasonably requested by the Fund.  PFI shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by the Fund.

11.	Representations and Warranties of PFI. PFI represents and warrants to the Fund that:

	(a)	It is duly organized and existing as a corporation and in good standing under the laws of the State of Colorado.

	(b)	It is empowered under applicable laws and by its Articles of Incorporation and By-laws to enter into and perform this Agreement.

	(c)	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

	(d)	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

(e)
PFI has conducted a review of its supervisory controls system and has made available to the Fund the most current report of such review and any updates thereto.  Every time PFI conducts a review of its supervisory control system it will make available to the Fund for inspection a report of such review and any updates thereto.  PFI shall immediately notify the Fund of any changes in how it conducts its business that would materially change the results of its most recent review of its supervisory controls system and any other changes to PFI’ business that would affect the business of the Fund or the Fund’s investment adviser.

	(f)	It is a broker-dealer registered under the 1934 Act and a FINRA member.

12.	Representations and Warranties of the Fund. The Fund represents and warrants to PFI that:

	(a)	It is a trust duly organized and existing and in good standing under the laws of the state of Massachusetts and is registered with the SEC as an open-end non-diversified management investment company.

	(b)	It is empowered under applicable laws and by its Declaration of Trust and By-laws to enter into and perform this Agreement.

	(c)	The Board of Trustees of the Fund has duly authorized it to enter into and perform this Agreement.

(d)
Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of PFI hereunder without the prior written approval or PFI, which approval shall not be unreasonably withheld or delayed.

13.	Duties of the Fund.

(a)
PFI and the Fund shall regularly consult with each other regarding PFI’ performance of its obligations under this Agreement. In connection therewith, the Fund shall submit to PFI at a reasonable time in advance of filing with the SEC reasonably final copies of any amended or supplemented registration statement (including exhibits) under the 1933 Act and the 1940 Act; provided, however, that nothing contained in this Agreement shall in any way limit the Fund’s right to file at any time such amendments to any registration statement and/or supplements to any prospectus or statement of additional information, of whatever character, as the Fund may deem advisable, such right being in all respects absolute and unconditional.

(b)
The Fund agrees to issue Creation Unit aggregations of Shares of the Fund and to request The Depository Trust Company to record on its books the ownership of such Shares in accordance with the book-entry system procedures described in the prospectus in such amounts as PFI has requested through the transfer agent in writing or other means of data transmission, as promptly as practicable after receipt by the Fund of the requisite deposit securities and cash component (together with any fees) and acceptance of such order, upon the terms described in the Registration Statement.  The Fund may reject any order for Creation Units or stop all receipts of such orders at any time upon reasonable notice to PFI, in accordance with the provisions of the Prospectus.

(c)
The Fund agrees that it will take all action necessary to register an indefinite number of Shares under the 1933 Act.  The Fund shall make available to PFI, at PFI’ expense, such number of copies of its prospectus, statement of additional information, and periodic reports as PFI may reasonably request.  The Fund will furnish to PFI copies of all information, financial statements and other papers, which PFI may reasonably request for use in connection with the distribution of Creation Units.

(d)
The Fund agrees to execute any and all documents and to furnish any and all information and otherwise to take all actions that may be reasonably necessary in connection with the qualification of the Shares for sale in such states as PFI may designate.  The Fund will keep PFI informed of the jurisdictions in which Creation Units of the Fund are authorized for sale and shall promptly notify PFI of any change in this information.

14.
Anti-Money Laundering.  PFI agrees to maintain an anti-money laundering program in compliance with Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA Patriot Act”) and all applicable laws and regulations promulgated thereunder. PFI confirms that, as soon as possible, following the request from the Fund, PFI will supply the Fund with copies of PFI’ anti-money laundering policy and procedures, and such other relevant certifications and representations regarding such policy and procedures as the Fund may reasonably request from time to time. PFI will provide, to the Fund, any Financial

Crimes Enforcement Network (FinCEN) request received pursuant to USA Patriot Act Section 314(a), which the Fund may then provide to its transfer agent.

15.
Liaison with Accountants.  PFI shall act as a liaison with the Fund’s independent public accountants and shall provide account analysis, fiscal year summaries, and other audit-related schedules with respect to the services provided to the Fund.  PFI shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants as reasonably requested or required by the Fund.

16.
Business Interruption Plan.  PFI shall maintain in effect a business interruption plan, and enter into any agreements necessary with appropriate parties making reasonable provisions for emergency use of electronic data processing equipment customary in the industry.  In the event of equipment failures, PFI shall, at no additional expense to the Fund, take commercially reasonable steps to minimize service interruptions.

17.	Duration and Termination of this Agreement.

(a)
Initial Term.  This Agreement shall become effective as of the later of the date first written above or the commencement of operations of the Fund (the “Start Date”) and shall continue thereafter throughout the period that ends two (2) years after the Start Date (the “Initial Term”).

(b)
Renewal Term.  If not sooner terminated, this Agreement shall renew at the end of the Initial Term and shall thereafter continue for successive annual periods, provided such continuance is specifically approved at least annually (i) by the Fund’s Board of Trustees or (ii) by a vote of a majority of the outstanding voting securities of the relevant portfolio of the Fund, provided that in either event the continuance is also approved by the majority of the Trustees of the Fund who are not interested persons (as defined in the 1940 Act) of any party to this Agreement by vote cast in person at a meeting called for the purpose of voting on such approval.  If a plan under Rule 12b-1 of the 1940 Act is in effect, continuance of the plan and this Agreement must be approved at least annually by a majority of the Trustees of the Fund who are not interested persons (as defined in the 1940 Act) and have no financial interest in the operation of such plan or in any agreements related to such plan, cast in person at a meeting called for the purpose of voting on such approval.

(c)
This Agreement is terminable without penalty on sixty (60) days’ written notice by the Fund’s Board of Trustees, by vote of the holders of a majority of the outstanding voting securities of the relevant portfolio, or by PFI.

(d)
Deliveries Upon Termination.  Upon termination of this Agreement, PFI agrees to cooperate in the orderly transfer of distribution duties and shall deliver to the Fund or as otherwise directed by the Fund (at the expense of the Fund) all records and other documents made or accumulated in the performance of its duties for the Fund hereunder.   In the event PFI gives notice of termination under this Agreement, it will continue to provide the services contemplated hereunder after such termination at the contractual rate for up to 120 days, provided that the Fund uses all reasonable commercial efforts to appoint such replacement on a timely basis.

18.
Assignment.  This Agreement will automatically terminate in the event of its assignment (as defined in the 1940 Act).  This Agreement shall not be assignable by the Fund without the prior written consent of PFI.

19.
Governing Law.  The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York and the 1940 Act and the rules thereunder.  To the extent that the laws of the State of New York conflict with the 1940 Act or such rules, the latter shall control.

20.
Names.  The obligations of the Fund entered into in the name or on behalf thereof by any trustee, shareholder, representative, or agent thereof are made not individually, but in such capacities, and are not binding upon any of the trustees, shareholders, representatives or agents of the Fund personally, but bind only the property of the Fund, and all persons dealing with the Fund must look solely to the property of the Fund for the enforcement of any claims against the Fund.

21.	Amendments to this Agreement. This Agreement may only be amended by the parties in writing.

22.
Notices.  All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To PFI:

Pacer Financial Inc.
16 Industrial Blvd.
Suite 201
Paoli, PA  19301
Attn:  Sean O’Hara

Fax:  (610) 644-7177

To the Fund:

Pacer Funds Trust
16 Industrial Blvd.
Suite 201
Paoli, PA  19301
Attn: Joe Thomson

23.	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

24.
Entire Agreement.  This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof; provided, however, that PFI may embody in one or more separate documents its agreement, if any, with respect to delegated duties and oral instructions.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PACER FUNDS TRUST By: /s/ Joe Thomson Name: Joe Thomson Title: President	PACER FINANCIAL, INC. By: /s/ Joe Thomson Name: Joe Thomson Title: President

APPENDIX A

LIST OF PORTFOLIOS

Pacer Trendpilot™ 750 ETF
Pacer Trendpilot™ 550 ETF
Pacer Trendpilot™ 100 ETF
Pacer US Export Leaders ETF

APPENDIX B

SERVICES

(a)           The Fund grants to PFI the exclusive right to receive all orders for purchases of Creation Units of each portfolio from participating parties (“Authorized Participants”) which have entered into a participant agreement with PFI and the transfer agent in accordance with the registration statement (“Participant Agreements”) and to transmit such orders to the Fund in accordance with the registration statement; provided, however, that nothing herein shall affect or limit the right and ability of the Fund to accept deposit securities and related cash components through or outside the clearing process, and as provided in and in accordance with the registration statement.  The Fund acknowledges that PFI shall not be obligated to accept any certain number of orders for Creation Units.

(b)           PFI agrees to act as agent of the Fund with respect to the continuous distribution of Creation Units of the Fund as set forth in the registration statement and in accordance with the provisions thereof.  PFI further agrees as follows:  (a) PFI shall enter into Participant Agreements among Authorized Participants, PFI, and the transfer agent in accordance with the registration statement; (b) PFI shall generate and transmit confirmations of Creation Unit purchase order acceptances to the purchaser; (c) PFI shall deliver copies of the prospectus to purchasers of such Creation Units and upon request the statement of additional information; and (d) PFI shall maintain telephonic, facsimile and/or access to direct computer communications links with the transfer agent.

(c)           (i)           PFI agrees to use all reasonable efforts, consistent with its other business, to facilitate the purchase of Creation Units through Authorized Participants in accordance with the procedures set forth in the prospectus and the Participant Agreements.

(ii)           PFI shall, at its own expense, execute selected or soliciting dealer agreements with registered broker-dealers and other eligible entities providing for the purchase of Creation Units of Shares of the Fund and related promotional activities, in the forms as approved by the Board of Trustees of the Fund.  The Fund shall not furnish or cause to be furnished to any person or display or publish any information or materials relating to the Fund (including, without limitation, promotional materials and sales literature, advertisements, press releases, announcements, statements, posters, signs or other similar material), except such information and materials that have been approved in writing by PFI.  Furthermore, PFI shall clear and file all advertising, sales, marketing and promotional materials of the Funds with FINRA.

(d)           PFI agrees to administer the Fund’s distribution plan on behalf of the Fund.  PFI shall, at its own expense, set up and maintain a system of recording and payments for fees and reimbursement of expenses disseminated pursuant to this Agreement and any other related agreements under the Fund’s Rule 12b-1 Plans and shall, pursuant to the 1940 Act, report such payment activity under the Distribution Plan to the Fund at least quarterly.

(e)           All activities by PFI and its agents and employees which are primarily intended to result in the sale of Creation Units shall comply with the registration statement, the instructions of the Board of Trustees of the Fund and all applicable laws, rules and regulations including, without limitation, all rules and regulations made or adopted pursuant to the 1940 Act by the SEC or any securities association registered under the 1934 Act, including FINRA and the Listing Exchange.

(g)           Except as otherwise noted in the registration statement, the offering price for all Creation Units of Shares will be the aggregate net asset value of the Shares per Creation Unit of the portfolio, as determined in the manner described in the registration statement.

(h)           If and whenever the determination of net asset value is suspended and until such suspension is terminated, no further orders for Creation Units will be processed by PFI except such unconditional orders as may have been placed with PFI before it had knowledge of the suspension.  In addition, the Fund reserves the right to suspend sales and PFI’ authority to process orders for Creation Units on behalf of the Fund, upon due notice to PFI, if, in the judgment of the Fund, it is in the best interests of the Fund to do so.  Suspension will continue for such period as may be determined by the Fund.

(i)           PFI is not authorized by the Fund to give any information or to make any representations other than those contained in the registration statement or prospectus or contained in shareholder reports or other material that may be prepared by or on behalf of the Fund for PFI’ use.

(j)           The Board of Trustees shall approve the form of any Soliciting Dealer Agreement to be entered into by PFI.

(k)           At the request of the Fund, PFI shall enter into agreements, in the form specified by the Fund, with participants in the system for book-entry of The Depository Trust Company and the NSCC as described in the prospectus.

(l)           PFI shall ensure that all direct requests for prospectuses, statements of additional of information and periodic fund reports, as applicable, are fulfilled.  In addition, PFI shall arrange to provide the Listing Exchange (and any other national stock exchange on which the Shares may be listed) with copies of prospectuses to be provided to purchasers in the secondary market.  PFI will generally make it known in the brokerage community that prospectuses and statements of additional information are available, including by (i) advising the Listing Exchange on behalf of its member firms of the same, (ii) making such disclosure in all marketing and advertising materials prepared and/or filed by PFI with FINRA, and (iii) as may otherwise be required by the SEC.

             (m)           PFI agrees to make available, at the Fund’s request, one or more members of its staff to attend Board meetings of the Fund in order to provide information with regard to the ongoing distribution process and for such other purposes as may be requested by the Board of Trustees of the Fund.

           (n)           PFI will review all sales and marketing materials for compliance with applicable laws and conditions of any applicable exemptive order, and file such materials with FINRA when necessary or appropriate.  All such sales and marketing materials must be approved, in writing, by PFI prior to use.